Exhibit 10.19.1

HHSC Contract No. 529-03-036-P

STATE OF TEXAS

COUNTY OF TRAVIS

AMENDMENT 16
TO THE AGREEMENT BETWEEN THE
HEALTH & HUMAN SERVICES COMMISSION
AND
AMERIGROUP TEXAS, INC.
FOR HEALTH SERVICES
TO THE
MEDICAID STAR PROGRAM
IN THE
TARRANT SERVICE DELIVERY AREA

     THIS CONTRACT AMENDMENT (the “Amendment”) is entered into between the HEALTH & HUMAN SERVICES COMMISSION (“HHSC”), an administrative agency within the executive department of the State of Texas, and AMERIGROUP TEXAS, INC. (“HMO”), a health maintenance organization organized under the laws of the State of Texas, possessing a certificate of authority issued by the Texas Department of Insurance to operate as a health maintenance organization, and having its principal office at 1200 E. Copeland Rd. Suite 200, Arlington, TX 76011. HHSC and CONTRACTOR may be referred to within this Amendment individually as a “Party” and collectively as the “Parties.”

     The Parties hereby agree to amend their Agreement as set forth herein.

ARTICLE 1. PURPOSE.

Section 1.01 Authorization.

     This Amendment is executed by the Parties in accordance with Article 15.2 of the Agreement.

Section 1.02 Effective Date.

     Except as specific below, the Effective Date of this Agreement is September 1, 2004. Upon execution by the parties, the term of this agreement is extended through August 31, 2005, unless extended or terminated sooner by HHSC, in accordance with this Agreement.

ARTICLE 2. AMENDMENT TO THE OBLIGATIONS OF THE PARTIES

Section 2.01 Modification to Article 4, Fiscal, Financial, Claims and Insurance Requirements

Article 4, Fiscal, Financial, Claims and Insurance Requirements, is amended by modifying Section 4.6 as follows:

4.6.3 HMO understands that acceptance of funds under this Contract acts as acceptance of the authority of the State Auditor’s Office (“SAO”), or any successor agency, to conduct an investigation in connection with those funds. HMO further agrees to cooperate fully with the SAO or its successor in the conduct of the audit or investigation, including providing all records requested. HMO will ensure that this clause concerning the authority to audit funds received indirectly by subcontractors through CONTRACTOR and the requirement to cooperate is included in any subcontract it awards

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Exhibit 10.19.1

Section 2.02 Modification to Article5, Compliance with State and Federal Laws

Article 5, Compliance with State and Federal Laws, is amended by modifying Section 5.3, as follows:

     5.3 FRAUD AND ABUSE COMPLIANCE PLAN

     5.3.1 This contract is subject to all state and federal laws and regulations relating to fraud and abuse in health care and the Medicaid program. HMO must cooperate and assist HHSC and any other state or federal agency charged with the duty of identifying, investigating, sanctioning or prosecuting suspected fraud and abuse. HMO must provide originals and/or copies of all records and information requested and allow access to premises and provide records to HHSC or its authorized agent(s), HHSC, CMS, the U.S. Department of Health and Human Services, FBI, TDI, and the Texas Attorney General’s Medicaid Fraud Control Unit. All copies of records must be provided free of charge.

     5.3.2 Compliance Plan. HMO must submit to HHSC Office of Inspector General (HHSC-OIG) for approval a written fraud and abuse compliance plan which is based on the Model Compliance Plan issued by the U.S. Department of Health and Human Services, the Office of Inspector General (OIG), no later than 30 days after the effective date of the contract. HMO must designate an officer or director in its organization who has the responsibility and authority for carrying out the provisions of its compliance plan. HMO must submit any updates or modifications in its compliance plan to HHSC-OIG for approval at least 30 days prior to the modifications going into effect. HMO’s fraud and abuse compliance plan must:

     5.3.2.1 ensure that all officers, directors, managers and employees know and understand the provisions of HMO’s fraud and abuse compliance plan.

     5.3.2.2 contain procedures designed to prevent and detect potential or suspected abuse and fraud in the administration and delivery of services under this contract.

     5.3.2.3 contain provisions for the confidential reporting of plan violations to the designated person in HMO.

     5.3.2.4 contain provisions for the investigation and follow-up of any compliance plan reports.

     5.3.2.5 ensure that the identity of individuals reporting violations of the plan is protected.

     5.3.2.6 contain specific and detailed internal procedures for officers, directors, managers and employees for detecting, reporting, and investigating fraud and abuse compliance plan violations.

     5.3.2.7 require any confirmed or suspected fraud and abuse under state or federal law be reported to HHSC, the Medicaid Provider

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Exhibit 10.19.1

Integrity section of the Office of Inspector General of the Texas Health and Human Services Commission, and/or the Medicaid Fraud Control Unit of the Texas Attorney General.

5.3.2.8 ensure that no individual who reports plan violations or suspected fraud and abuse is retaliated against.

5.3.3 Training. HMO must designate executive and essential personnel to attend mandatory training in fraud and abuse detection, prevention and reporting. The training will be conducted by the Office of Inspector General, HHSC, and will be provided free of charge. HMO must schedule and complete training no later than 90 days after the effective date of any updates or modification of the written Model Compliance Plan.

5.3.3.1 If HMO’s personnel have attended OIG training prior to the effective date of this contract, they are not required to attend additional OIG training unless new training is required due to changes in federal and/or state law or regulations. If additional OIG training is required, HHSC will notify HMO to schedule this additional training.

5.3.3.2 If HMO updates or modifies its written fraud and abuse compliance plan, HMO must train its executive and essential personnel on these updates or modifications no later than 90 days after the effective date of the updates or modifications.

5.3.3.3 If HMO’s executive and essential personnel change or if HMO employs additional executive and essential personnel, the new or additional personnel must attend OIG training within 90 days of employment by HMO.

5.3.4 HMO’s failure to report potential or suspected fraud or abuse may result in sanctions, contract cancellation, or exclusion from participation in the Medicaid program.

5.3.5 HMO must allow the Texas Medicaid Fraud Control Unit and HHSC’s Office of Inspector General, to conduct private interviews of HMO’s employees, subcontractors and their employees, witnesses, and patients. Requests for information must be complied with in the form and the language requested. HMO’s employees and its subcontractors and their employees must cooperate fully and be available in person for interviews, consultation, grand jury proceedings, pre-trial conference, hearings, trial and in any other process.

5.3.6 Subcontractors. HMO must submit the documentation described in Articles 5.3.6.1 through 5.3.6.3, in compliance with Texas Government Code ‘533.012, regarding any subcontractor providing health care services under this contract except for those providers who have re-enrolled as a provider in the Medicaid program as required by Section 2.07, Chapter 1153, Acts of the 75th Legislature, Regular Session, 1997, or who modified a contract in compliance with that section. HMO must submit information in a format as specified by HHSC. Documentation must be submitted no later than 120 days after the effective date of this contract. Subcontracts entered into after the effective date of this contract must be submitted no later than 90 days after the effective date of the subcontract. The

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Exhibit 10.19.1

required documentation required under this provision is not subject to disclosure under Chapter 552, Government Code.

     5.3.6.1 a description of any financial or other business relationship between HMO and its subcontractor;

     5.3.6.2 a copy of each type of contract between HMO and its subcontractor;

     5.3.6.3 a description of the fraud control program used by any subcontractor. Per HHSC request, and on an ad-hoc basis, HMOs will be required to submit a list of Health-related Materials currently being used, or used previously; HHSC may request the review of selected materials from that list. HHSC will provide HMO a reasonable amount of time to respond to such requests, generally no less than 10 business days.

     5.3.7 Special Investigations Unit. An HMO that provides or arranges for the provision of health care services to an individual under the Medical Assistance Program (Medicaid), must arrange for a special investigative unit to investigate fraudulent claims and other types of program abuse by recipients and providers. An HMO may choose to:

     (l) Establish and maintain the special investigative unit within the managed care organization; or (2) Contract with another entity for the investigation.

     5.3.7.1 An HMO must develop a plan to prevent and reduce waste, abuse, and fraud. The plan must meet the requirements of the rules established by HHSC and be submitted annually to the HHSCOIG for approval each year the HMO is enrolled with the State of Texas. The plan must be submitted 60 days prior to the start of the State fiscal year.

     5.3.7.1.1 If the initial plan to prevent and reduce waste, abuse, and fraud is not approved, the HMO must resubmit the plan to HHSCOIG within 15 working days of receiving the denial letter, which will explain the deficiencies. If the plan is not resubmitted within the time allotted, the HMO will be in default and sanctions may be imposed.

     5.3.7.2 If the HMO elects to contract with another entity for the investigation of fraudulent claims and other types of program abuse as referenced in paragraph (b)(2) of this section, the HMO must adhere to all requirements of Chapter 42, § 438.230 of the Code of Federal Regulations.

Section 2.03 Modification to Article 6, Scope of Services

Article 6, Scope of Services, is amended by modifying Section 6.1.6.2, as follows:

     6.1.6.2 Value-added services can only be added or removed by written amendment of this contract one time per fiscal year. HMO

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Exhibit 10.19.1

cannot include a value-added service in any material distributed to Members or prospective Members until this contract has been amended to include that value-added service or HMO has received written approval from HHSC pending finalization of the contract amendment.

Section 2.04 Modification to Article 7, Provider Network Requirements

Article 7, Provider Network Requirements, is amended by modifying Section 7.6, as follows:

     7.6 PROVIDER COMPLAINT AND APPEAL PROCEDURES

     7.6.1 HMO must develop, implement and maintain a provider complaint system. The complaint and appeal procedures must be in compliance with all applicable state and federal law or regulations. All Member complaints and/or appeals of an adverse determination requested by the enrollee, or any person acting on behalf of the enrollee, or a physician or provider acting on behalf of the enrollee must comply with the provisions of this Article. Modifications and amendments to the complaint system must be submitted to HHSC no later than 30 days prior to the implementation of the modification or amendment.

     7.6.2 HMO must include the provider complaint and appeal procedure in all network provider contracts or in the provider manual.

     7.6.3 HMO’s complaint and appeal process cannot contain provisions requiring a provider to submit a complaint or appeal to HHSC for resolution in lieu of the HMO’s process.

     7.6.4 HMO must establish mechanisms to ensure that network providers have access to a person who can assist providers in resolving issues relating to claims payment, plan administration, education and training, and complaint procedures.

     7.6.5 Beginning August 1, 2004, providers must file appeals or adjustment requests within 120 days from the date of disposition, which is the date of the Remittance and Status (R&S) report on which the last action on the claims appears; the deadline is applicable to both paper and electronic submissions.

     7.6.6 Fiscal Agent Payment Deadlines. The state’s Claims Administrator must finalize all claims, including appeals, within 24 months; the 24-month deadline is a payment deadline, and is not the claims filing deadline that is in place for claims submissions and appeals. Please refer to Texas Medicaid Bulletin, No. 178, March/ April 2004 edition, “Fiscal Agent Payment Deadlines” for more specific information regarding payment deadlines.

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Exhibit 10.19.1

Section 2.05 Modification of Article 13, Payment Provisions

Article 13, Payment Provisions, is amended by modifying Section 13.1.1, as follows:

     13.1.1 HHSC will reimburse HMO based on a fixed monthly Capitation Rate for each enrolled Member. Capitation Rates for each HMO may vary by Service Area and HMO. HHSC and/or contracted actuaries will perform data analysis and calculate the Capitation Rates for each Rate Period.

     The monthly Capitation Rate will consist of the following components:

1.	cost to cover the health care services

2.	cost of administering the program; and

3.	allowance for risk.

Section 2.06 Modification of Article 13, Payment Provisions

Article 13, Payment Provisions, is amended by modifying Section 13.1.2, as follows:

     13.1.2 The monthly capitation amounts and the Delivery Supplemental Payment (DSP) amount, effective as of September 1, 2004, are listed below.

SDA	Monthly
Risk Group	Capitation Amounts
TANF Children (> 1 year of age)	$66.91
TANF Children (< 1 year of age)	$398.49
TANF Adults	$228.23
Pregnant Women	$302.27
Newborns (up to 12 Months of Age)	$437.17
Expansion Children, (> 1 year of Age)	$65.70
Expansion Children, (< 1 year of Age)	$406.84
Federal Mandate Children	$68.86
Disabled/Blind Administration	$14.00

     Delivery Supplemental Payment. A one-time per pregnancy supplemental payment for each delivery shall be paid to HMO as provided below in the following amount: $3,535.64.

Section 2.07 Modification of Article 19, Term

Article 19, Term, is amended by modifying Section 19, as follows:

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Exhibit 10.19.1

     19.1 The effective date of this contract is August 31, 1999. The contract will terminate on August 31, 2005, unless extended or terminated earlier as provided for elsewhere in this contract.

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Exhibit 10.19.1

ARTICLE 3. REPRESENTATIONS AND AGREEMENT OF THE PARTIES

     The Parties contract and agree that the terms of the Agreement will remain in effect and continue to govern except to the extent modified in this Amendment.

     By signing this Amendment, the Parties expressly understand and agree that this Amendment is hereby made a part of the Agreement as though it were set out word for word in the Agreement.

     IN WITNESS HEREOF, HHSC and the CONTRACTOR have each caused this Amendment to be signed and delivered by its duly authorized representative.

AMERIGROUP TEXAS, INC.		HEALTH & HUMAN SERVICES COMMISSION
By:	/s/ Eric Yoder	By:

	Eric Yoder		Albert Hawkins
	President and CEO		Executive Commissioner

Date:	7/23/04	Date:

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